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                                                                   EXHIBIT 10.20

                       MANUFACTURING AND SUPPLY AGREEMENT

        This Manufacturing and Supply Agreement ("Agreement") is entered into effective as of October 17, 1995 (the "Effective Date"), by and between Collagen Corporation, a Delaware corporation with an office at 2500 Faber Place, Palo Alto, California 94303 ("Collagen"), and Innovasive Devices, Inc., a Massachusetts corporation with an office at 100 South Street, Hopkinton, MA 01748 ("Innovasive").

        WHEREAS, the parties have entered into (i) a Research and Development Agreement (the "R&D Agreement") effective on even date herewith, pertaining to the development of certain resorbable or partially resorbable mechanical tissue-fixation devices utilizing collagen-based biomaterials, and (ii) a Distribution Agreement (the "Distribution Agreement") effective on even date herewith, pertaining to the distribution of certain products;

        WHEREAS, the parties intend that this Agreement will cover the manufacture and supply of products to be distributed pursuant to the Distribution Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Collagen and Innovasive agree as follows:

1.      Definitions.

        1.1 All terms with initial letters capitalized which are not expressly defined herein shall have the definitions set forth in the R&D Agreement.

        1.2 A "Catastrophe" with respect to a particular Supplied Product shall be deemed to occur when either (i) the Supplier of such Supplied Product is unable to supply any units of such Supplied Product for a period of three (3) consecutive months, or (ii) in any six (6) calendar month period (the "Test Period") after the expiration of the first six (6) complete calendar months following the first commercial sale of such Supplied Product, the Supplier of such Supplied Product is unable to supply at least fifty percent (50%) of the units of such Supplied Product ordered by the Purchaser of such Supplied Product. Notwithstanding the foregoing, with respect to (ii) of the preceding sentence, (a) the number of units of such Supplied Product which the Purchaser of such Supplied Product rejects in the last calendar month of the Test Period shall be deemed to have been ordered and supplied, and (b) the maximum number of units of such Supplied Product which the Supplier of such Supplied Product can be deemed to have failed to supply during the second three (3) months of the Test Period shall equal one hundred and ten percent (110%) of the units of such Supplied Product ordered during the first three (3) months of the Test Period, and (c) the parties will mutually agree on the orders which may be placed during the first Test Period.

        1.3 A "Lot" of a given Supplied Product shall mean a quantity of such Supplied Product which shall be mutually agreed upon by the parties.


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        1.4 The "Purchaser" of a given Supplied Product shall be the party which shall purchase such Supplied Product from the other party pursuant to this Agreement.

        1.5 "Shipment Point" for a given Supplied Product shall mean the facility operated by or for the Supplier of such Supplied Product, at which such Supplied Product is manufactured.

        1.6 "Specifications" for a given Supplied Product shall mean mutually agreed upon written specifications for such Supplied Product, which shall be attached hereto as Exhibit A promptly after such specifications have been agreed upon. The Specifications may be amended from time to time by mutual written consent of the parties.

        1.7 "Supplied Product" shall mean any unit of any Product or Other Innovasive Product for which development has been completed and for which a forecast has been furnished by a party with the right to distribute such product under the Distribution Agreement.

        1.8 The "Supplier" of a given Supplied Product shall be the party which shall supply such Supplied Product to the other party pursuant to this Agreement.

2.      Supply of the Supplied Product.

        2.1 Supplied Products. During such time as this Agreement remains in effect with respect to a particular Supplied Product, the Supplier of such Supplied Product shall use its commercially reasonable efforts to supply the Purchaser of such Supplied Product with the Purchaser's requirements for such Supplied Product.

        2.2 Exclusivity. Except as set forth below, the Supplier of a Supplied Product, or, in the Supplier's sole discretion and subject to Good Manufacturing Practices audit of the subcontractor by the Purchaser of such Supplied Product, the Supplier's subcontractor, shall be the Purchaser's exclusive source of the Supplied Product; provided, however, that in the event that a Catastrophe occurs with respect to such Supplied Product, the Supplier shall notify the Purchaser, within thirty (30) days after the Supplier receives written notice from the Purchaser that such Catastrophe has occurred, if the Supplier intends to establish a second source for such Supplied Product. If the Supplier provides such written notification, then the Supplier shall use commercially reasonable efforts to establish such second source. If the Supplier does not provide such written notice, or if the Supplier is unable to establish a second source, within a period of six (6) months after Supplier's receipt of such written notice, which is able to supply at least the order level for such Supplied Product in effect during the last calendar month prior to the date on which the Catastrophe is deemed to have occurred, the Purchaser shall have the right to establish a second source itself; provided, that such second source established by the Purchaser shall not use any of the Supplier's proprietary trade secrets or Confidential Information. Thereafter, the Supplier may, at its option, regain its rights to exclusively supply such Supplied Product if it (i) demonstrates to the Purchaser's reasonable satisfaction that the Supplier is able to meet the Purchaser's requirements for such Supplied Product, and (ii) pays the Purchaser the Purchaser's reasonable incremental costs of establishing its own second source and obtaining units of such Supplied Product from such second source.


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3.      Distribution of Supplied Products; Proprietary Rights.

        The ownership of intellectual property and other rights in Supplied Products is set forth in the R&D Agreement. The parties' rights to distribute Supplied Products are set forth in the Distribution Agreement.

4.      Terms and Conditions for Supply of Supplied Products.

        4.1 Forecasts. During the term of this Agreement,

               (i) A party intending to be the Purchaser of a Supplied Product shall provide a preliminary forecast for its anticipated purchase order levels during the first twelve (12) months following the first commercial sale of such Supplied Product (the "Preliminary Forecast"). Such preliminary forecast shall be provided to the Supplier of such Supplied Product at least twelve (12) months prior to the anticipated date (as determined by the parties) of first commercial sale of such Supplied Product.

               (ii) The Purchaser shall provide the Supplier on or prior to the first day of each calendar month (the "Forecast Due Date") with a twelve (12) month rolling forecast for units of such Supplied Product to be manufactured by the Supplier in the twelve (12) month forecast period commencing three (3) calendar months after the Forecast Due Date, setting forth the Purchaser's estimated monthly requirements for Supplied Products. Such forecast shall be updated monthly. Such quantity requirements shall be specified as multiples of complete and undivided Lots. The first such forecast shall be provided at least three (3) complete calendar months prior to the anticipated date of first commercial sale of such Supplied Product. The parties understand and agree that because of variability in the yield of manufacturing processes, the Supplier shall be regarded as being in compliance with its supply obligations under this Agreement if it meets such quantity requirements to within plus or minus ten percent (10%).

               (iii) Each such forecast shall be accompanied by a firm purchase order. The first such firm purchase order shall cover the three (3) calendar month period commencing three (3) calendar months after the Forecast Due Date. Each such forecast thereafter shall be accompanied by a firm purchase order for the calendar month commencing five (5) calendar months after the date of such forecast. The Supplier shall only be obligated to supply Supplied Products for which a firm purchase order has been provided by the Purchaser. The Purchaser shall only be obligated to purchase Supplied Products which are ordered in a firm purchase order. Firm purchase orders shall include requested delivery dates and shipping instructions for shipments in the period covered by such firm purchase orders, and may not be canceled or rescheduled.

               (iv) During the first six (6) months after first commercial sale of a Supplied Product, the Purchaser shall purchase at least fifty percent (50%) of the units of such Supplied Product forecasted for such six (6) month period in the Preliminary Forecast referred to in Section 4.1 (i) above.


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        4.2 Packing, Delivery and Title. Each Supplied Product shall be shipped by the Supplier of such Supplied Product in conformance with the Supplier's standard shipping procedures. Shipment shall be F.O.B. the Shipment Point for such Supplied Product. All freight, insurance and other shipping expenses from the Shipment Point shall be borne by the Purchaser of such Supplied Product. The Supplied Product shall be shipped to the Purchaser's address as set forth in the purchase orders provided by the Purchaser pursuant to Section 4.1(iii), or to such other address as may be specified by the Purchaser in writing. Risk of loss and title to Supplied Products shall pass to the Purchaser upon delivery by the Supplier of such products to the Shipment Point. All Supplied Products delivered pursuant to this Section 4.2 shall be packed for shipment in the manner specified in the Specifications.

        4.3 Inspection and Acceptance.

               (i) The Purchaser shall have thirty (30) days after receipt by the Purchaser of Supplied Products shipped by the Supplier to inspect and test such Supplied Products. During such thirty (30) day period, the Purchaser shall store such Supplied Products in a manner which preserves the integrity of such Supplied Products for commercial sale and use. If the Purchaser determines, using inspection and testing procedures set forth in the Specifications, that any such Supplied Products fail to meet any applicable Specifications in any material way, the Purchaser may reject such Supplied Products by notifying the Supplier in writing of such rejection and the reasons for such rejection. The Purchaser shall, as directed by the Supplier, destroy or return any rejected Supplied Products in accordance with the Supplier's then-standard procedures for destruction or return of rejected products manufactured by Supplier. Provided that the Purchaser has already paid the original costs of shipment of such rejected Supplied Products from the Supplier to the Purchaser, the Supplier shall bear the cost (if any) incurred by the Purchaser in returning correctly rejected Supplied Products, and the cost of shipping replacement Supplied Products to the Purchaser. The Purchaser shall bear all costs incurred by the Purchaser in shipping incorrectly rejected Supplied Products to the Supplier, and the cost incurred by the Supplier in returning such incorrectly rejected Supplied Products to the Purchaser, or in shipping replacement Supplied Products to the Purchaser. Failure by the Purchaser to provide written notification of rejection to the Supplier within the thirty (30) day inspection and testing period set forth in this Section 4.3 shall constitute acceptance of a shipment of Supplied Products by the Purchaser. If the Supplier disputes the Purchaser's reasons for rejection, and the parties are unable to resolve the dispute within thirty (30) days of rejection, then (a) except as set forth in (b) of this sentence, the rejected units of Supplied Product shall remain at the Purchaser's location, and (b) the rejected units of Supplied Product shall be inspected and tested by a mutually acceptable third party using the inspection and testing procedures set forth in the Specifications and utilized by the Purchaser. The decision of such third party shall be binding with respect to the issue of acceptance or rejection of such units of Supplied Product. In the event that such third party determines that units of Supplied Products were correctly rejected, the parties will mutually discuss in good faith and agree upon the disposition of all such rejected units remaining at the Purchaser's location. In the event that such third party determines that units of Supplied Products were incorrectly rejected, such units shall be deemed accepted by the Purchaser.


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               (ii) Notwithstanding anything to the contrary in Section 4.3(i)
above, it is the parties' intention that Innovasive shall accept Collagen's certificate of analysis for units of any Supplied Product which are supplied by Collagen more than twelve (12) months after the date on which Collagen first supplies units of such Supplied Product to Innovasive, provided that the units of such Supplied Product supplied by Collagen during such twelve (12) month period have substantially complied with applicable Specifications. After such twelve (12) month period, and subject to Innovasive's right to periodically inspect and test units of such Supplied Product to verify compliance with applicable Specifications, Section 4.3(i) shall cease to apply with respect to units of such Supplied Product other than any units of such Supplied Product that have been rejected based on Innovasive's inspection and testing in accordance with Section 4.3(i), and units of such Supplied Product (other than those rejected as aforesaid) shall be deemed accepted by Innovasive once such units have passed Collagen's internal quality control procedures and received Collagen's certificate of analysis.

5.      Price and Payment.

        5.1 Transfer Pricing for Supplied Products. The following transfer pricing structure shall apply to the supply of Supplied Products hereunder:

               5.1.1 Freight. All Supplied Product transfer prices referred to in this Section 5 shall be F.O.B. the Shipment Points for such Supplied Products.

               5.1.2 Supplied Products for Commercial Use. For each Supplied Product ordered by the Purchaser thereof for use by the Purchaser or the Purchaser's customers, the Purchaser shall be charged the transfer prices set forth for such Supplied Product in the Distribution Agreement, in Section 7.2 thereof and Section 1 of Exhibit B thereof. Transfer prices for non-sterile units of such Supplied Product used by the Purchaser solely for demonstration purposes and labeled for such Supplied Products shall be set forth in Section 2 of Exhibit B of the Distribution Agreement.

        5.2 Taxes. All prices for any Supplied Product are exclusive of any export, foreign import, federal, state or local tax or excise. Any such export, federal, state or local tax or excise paid by the Supplier (other than taxes on the Supplier's income) shall be reimbursed by the Purchaser of such Supplied Product, and shall appear as a separate item on the Purchaser's invoice; provided, however, that the Supplier shall not pay any such tax or excise if the Supplier receives a valid tax exemption certificate from the Purchaser prior to shipment.

        5.3 Payment.

               5.3.1 Invoices, Taxes. The Supplier of any Supplied Product shall submit an invoice to the Purchaser of such Supplied Product upon shipment of units of such Supplied Product. The invoice shall state the amount to be paid by the Purchaser for all units of such Supplied Product in such shipment, as well as any freight expenses and/or taxes paid by the Supplier which shall be reimbursed by Purchaser in accordance with Sections 4.2 and 5.2.


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               5.3.2 Payment Terms. The full invoiced amount for each shipment of Supplied Products shall be paid net thirty (30) days. All payments shall be in U.S. Dollars. Late payments shall be subject to a charge of one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is lower. The Supplier of any Supplied Product shall have the right at any time, in its commercially reasonable discretion, to discontinue credit and require payment prior to shipment. Notwithstanding anything to the contrary, if the Purchaser of any Supplied Product is delinquent in its payments for units of such Supplied Product and has not cured such delinquency within ten (10) days after its receipt of written notice of such delinquency from the Supplier, the Supplier may cease to supply the Purchaser with units of such Supplied Product under Section 2 hereof for so long as the Purchaser remains delinquent in its payments for units of such Supplied Product.

6.      Changes to Supplied Products.

        The Supplier of any Supplied Product shall notify the Purchaser of such Supplied Product in writing of any changes to such Supplied Product which (i) are required for safety reasons, or (ii) are required to meet any Specifications, and shall begin implementing such changes promptly after provision of such written notice; provided, that the changed Supplied Product shall have substantially the same functionality as the Supplied Product it replaces.

7.      Warranties; Disclaimer.

        7.1 By Both Parties. Each party warrants that (i) it has full right, power and authority to enter into this Agreement and to grant the rights granted to the other party hereunder, and (ii) it has not entered into, and during the term of this Agreement will not enter into, any agreement with any third party that is or would be inconsistent with its obligations hereunder.

        7.2 Product Warranty. The Supplier of a Supplied Product warrants that all units of such Supplied Product supplied by Supplier hereunder shall be manufactured, if for pre-clinical use, in accordance with Good Laboratory Practices for medical products (as defined by the U.S. Food and Drug Administration ("FDA")), and if for clinical or commercial use, in accordance with Good Manufacturing Practices for medical products (as defined by the FDA), and shall meet the Specifications for such Supplied Product. The sole remedy of the Purchaser of such Supplied Product for any breach of the warranty in this
Section 7.2 shall be replacement or credit at the Purchaser's discretion, by Supplier at Supplier's expense, of any units of such Supplied Product that do not meet applicable Specifications or are not manufactured in accordance with such Good Manufacturing Practices; provided, however, that the Supplier shall remain obligated to indemnify the Purchaser under Section 8 against product liability claims brought against the Purchaser in connection with such Supplied Product.

        7.3 Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES IN THIS SECTION 7, THE SUPPLIER OF ANY SUPPLIED PRODUCT MAKES, AND THE PURCHASER OF SUCH SUPPLIED PRODUCT RECEIVES, NO WARRANTIES OR CONDITIONS IN CONNECTION WITH SUCH SUPPLIED PRODUCT, WHETHER EXPRESS, IMPLIED, CONTRACTUAL OR STATUTORY, AND THE SUPPLIER


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SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE.

8.      Indemnity.

        8.1 Intellectual Property Indemnity. Each party (the "Indemnifying Party") shall defend, indemnify and hold the other party (the "Indemnified Party") harmless against all damages, costs (including attorneys' fees) or other liability actually incurred by the Indemnified Party or assessed against the Indemnified Party by a court of competent jurisdiction, to the extent arising from an action based on a claim that (i) Collagen's compliance with Innovasive's mechanical design specifications, if Collagen is the Indemnified Party, or (b) the collagen base material supplied by Collagen for use in any Supplied Product, in the form supplied by Collagen, if Innovasive is the Indemnified Party, infringes any patent, copyright, trademark, trade secret or other intellectual property right owned by any third party; provided, the foregoing obligation shall be subject to the Indemnified Party notifying the Indemnifying Party promptly in writing of the claim, giving the Indemnifying Party the exclusive control of the defense and settlement thereof, and providing all reasonable assistance in connection therewith. Notwithstanding the foregoing, the Indemnifying Party shall not settle any such claim without the written consent of the Indemnified Party, which shall not be unreasonably withheld. Except as expressly set forth herein, the parties shall mutually decide and collaborate upon a joint response to any claims of infringement of third party intellectual property rights by any Supplied Product.

        8.2 Intellectual Property Indemnity by the Purchaser. The Purchaser of any Supplied Product shall defend at its expense any action brought against the Supplier of such Supplied Product to the extent such action is based on a claim that the use to which the Purchaser has put the Supplied Products, or any part thereof, infringes any patent, copyright, trademark, trade secret or other intellectual property right owned by any third party, and the Purchaser shall pay all damages, costs (including attorneys' fees) or other liability actually incurred by the Supplier in such action which are attributable to such claim; provided, the foregoing obligation shall be subject to the Supplier notifying the Purchaser promptly in writing of the claim, giving the Purchaser the exclusive control of the defense and settlement thereof, and providing all reasonable assistance in connection therewith.

        8.3 Product Liability Indemnity by the Supplier. The Supplier of any Supplied Product shall, at its own expense, defend or at its option settle, any claim, suit or proceeding brought against the Purchaser of such Supplied Product arising out of any injury, illness, and/or death that resulted from (i) any negligent act or omission by the Supplier, or its employees, agents or other representatives in connection with the manufacture or supply of such Supplied Product to the Purchaser, or (ii) a defect in the manufacture of any such Supplied Product supplied by Supplier hereunder. The Supplier shall have sole control of any such action or settlement negotiations, and the Supplier agrees to pay, subject to the limitations hereinafter set forth, any settlement amount agreed to by the Purchaser in such settlement negotiations, or any final judgment entered against the Purchaser on such issue in any such suit or proceeding defended by the Supplier. The Supplier, at its sole option, shall be relieved of the foregoing obligations unless the Purchaser notifies Supplier promptly in writing of such claim, suit or


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proceeding, which notification shall be given not later than ten (10) days after receipt of written notice of such claim by the Purchaser, and gives the Supplier authority to proceed as contemplated herein, and, at the Supplier's expense, gives the Supplier proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. Notwithstanding the foregoing, the Supplier shall not settle any such claim, suit, or proceeding without the written consent of the Purchaser, which shall not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, the Supplier shall have no liability under the above indemnity for any claim of injury, illness and/or death, if such claim arises from use of any Supplied Product that has been modified, altered, repaired or serviced by any party other than Supplier, or if such claim arises from any Supplied Product that has been combined with a product not produced by the Supplier, unless such claim arises from a material defect in the Supplied Product as originally manufactured by the Supplier. No settlement or compromise entered into without the Purchaser's prior written consent shall be binding upon the Purchaser.

        8.4 Product Liability Indemnity by Purchaser. The Purchaser of any Supplied Product shall defend, or at its option settle, any claim, suit or proceeding brought against the Supplier of such Supplied Product arising out of any injury, illness, and/or death resulting from (i) any negligent or willful act or omission by the Purchaser or its employees , agents or other representatives (including without limitation any false representations made with respect to Supplied Products) in connection with such Supplied Product, or
(ii) use of a unit of such Supplied Product that has been modified, altered, repaired, assembled or serviced by the Purchaser, or combined by the Purchaser with a product not produced by the Supplier, unless such claim is due to a material defect in such unit of such Supplied Product as originally manufactured by the Supplier. Notwithstanding the foregoing, the Purchaser shall not settle any such claim, suit or proceeding without the written consent of the Supplier, which shall not be unreasonably withheld. No settlement or compromise entered into without the Supplier's prior written consent shall be binding upon the Supplier.

9.      Limitation of Liability.

        EXCEPT AS SET FORTH IN SECTION 8, IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10.     Confidential Information.

        This Agreement shall be governed by the confidentiality provisions set forth in Section 13 of the R&D Agreement, which are incorporated herein by reference.


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11.     Compliance with Laws.

        Any obligation of the Supplier of a Supplied Product to provide units of such Supplied Product under this Agreement shall be subject in all respects to all United States laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States. The Purchaser of such Supplied Product shall not export, directly or indirectly, any units of such Supplied Product or related information without first obtaining all required licenses and approvals from the appropriate government agencies. The Purchaser shall not export, reexport, or transship, directly or indirectly, units of such Supplied Product purchased hereunder to any countries to which such export, reexport or transshipment is prohibited by applicable United States laws and regulations, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce Bureau of Export Administration.

12.     Term, Termination.

        12.1 Term. This Agreement shall become effective as of the Effective Date and, with respect to any Supplied Product, shall continue in force, until either (i) the Distribution Agreement expires or is terminated with respect to such Supplied Product, or (ii) this Agreement is terminated in accordance with the provisions of this Section 12 (which termination will trigger the termination of the Distribution Agreement).

        12.2 Default. If either party defaults in the performance of any of its material obligations hereunder and if such default is not corrected within ninety (90) days after written notice thereof by the other party, then the nondefaulting party, at its option, may, in addition to any other remedies it may have, terminate this Agreement by giving written notice of termination to the defaulting party.

        12.3 Insolvency. This Agreement may be terminated by either party, upon written notice, (i) if the other party becomes insolvent, (ii) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (iii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in its favor within sixty (60) days thereafter,
(iv) upon the other party's making a general assignment for the benefit of creditors, or (v) upon the other party's dissolution or ceasing to conduct business in the normal course.

        12.4 Survival. Sections 7.1(i), 7.2, 7.3, 8, 9, 10, 12.4 and 13 and all
payment obligations incurred prior to the termination or expiration of this Agreement, shall survive such termination or expiration; provided, that Section 13 shall survive any termination or expiration of this Agreement to the same extent that any of the provisions of the R&D Agreement referred to therein would survive the expiration or termination of the R&D Agreement.


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13.     Additional Provisions.

        The following provisions of the R&D Agreement are hereby incorporated by reference: Sections 9 ("Representations and Warranties"), 13
("Confidentiality"), 14 ("Confidentiality of Agreement"), and 15 ("General").


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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.


COLLAGEN CORPORATION                        INNOVASIVE DEVICES, INC.



BY:    /s/ Frank DeLustro                   BY:    /s/ James V. Barrile
   -------------------------------             -------------------------------

PRINT NAME:    /s/ Frank DeLustro           PRINT NAME:    /s/ James V. Barrile

TITLE:  Senior Vice President               TITLE:  Vice President, Chief
                                                    Financial Officer



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